FOURTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FOURTH AMENDMENT dated this 20th day of August, 2010, to the Custody Agreement dated August 10, 2004, as amended August 15, 2005, June 8, 2007 and October 8, 2007, (the "Agreement"), is entered into by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the "Trust") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the fees; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT FUNDS TRUST	U.S. BANK, N.A.

By: /s/ Donald C. White	By: /s/ Michael R. McVoy

Name: Donald C. White	Name: Michael R. McVoy

Title: Secretary/Treasurer	Title: Vice President

Amended Exhibit C
to the Custody Agreement – Intrepid Capital Management Funds Trust

Separate Series of Intrepid Capital Management Trust Funds

Name of Series	Date Added
Intrepid Capital Fund	08-10-2004
Intrepid Small Cap Fund	10-03-2005
Intrepid Income Fund	07-01-2007
Intrepid All Cap Fund	on or about 10/31/07

Intrepid Capital Management DOMESTIC CUSTODY SERVICES - FEE SCHEDULE Effective November, 2007

Annual Fee Based Upon Market Value Per Fund*
1.00 basis point on the first $[  ]million
  .75 basis point on the next $[  ] million
  .50 basis point on the balance of fund assets

Minimum annual fee-
$[  ] Intrepid Capital Fund
$[  ] Intrepid Capital Small Cap Fund
$[  ] Intrepid Income Fund
$[  ] Intrepid All Cap Fund

Portfolio Transaction Fees
$  [  ] per disbursement (waived if U.S. Bancorp is Administrator)
$  [  ] per US Bank repurchase agreement transaction
$  [  ] per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$  [  ] per portfolio transaction processed through our New York custodian definitive security (physical)
$  [  ] per principal paydown
$  [  ] per option/future contract written, exercised or expired
$  [  ] per Cedel/Euroclear transaction
$  [  ] per mutual fund trade
$  [  ] per Fed Wire
$  [  ] per margin variation Fed wire
$  [  ] per short sale
$  [  ] per segregated account per year

●  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
●  No charge for the initial conversion free receipt.
●  Overdrafts – charged to the account at prime interest rate plus 2.
●  Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.

Amended Exhibit C (continued) to the Custody Agreement
Intrepid Capital Management Funds Trust
GLOBAL SUB-CUSTODIAL SERVICES ANNUAL FEE SCHEDULE at August, 2010
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	12.00	$[ ]	Lebanon	All	20.00	$[ ]
Australia	All	1.00	$[ ]	Lithuania	All	16.00	$[ ]
Austria	All	1.70	$[ ]	Luxembourg	All	3.20	$[ ]
Bahrain	All	40.00	$[ ]	Malaysia	All	2.90	$[ ]
Bangladesh	All	32.00	$[ ]	Mali*	All	32.00	$[ ]
Belgium	All	1.20	$[ ]	Malta	All	17.60	$[ ]
Benin*	All	32.00	$[ ]	Mauritius	All	24.00	$[ ]
Bermuda	All	12.00	$[ ]	Mexico	All	1.50	$[ ]
Botswana	All	20.00	$[ ]	Morocco	All	28.00	$[ ]
Brazil	All	7.20	$[ ]	Namibia	All	24.00	$[ ]
Bulgaria	All	32.00	$[ ]	Netherlands	All	1.50	$[ ]
Burkina Faso*	All	32.00	$[ ]	New Zealand	All	2.00	$[ ]
Canada	All	1.00	$[ ]	Niger*	All	32.00	$[ ]
Cayman Islands*	All	0.80	$[ ]	Nigeria	All	24.00	$[ ]
Channel Islands*	All	1.20	$[ ]	Norway	All	1.50	$[ ]
Chile	All	16.00	$[ ]	Oman	All	40.00	$[ ]
China“A” Shares	All	9.60	$[ ]	Pakistan	All	24.00	$[ ]
China“B” Shares	All	9.60	$[ ]	Peru	All	35.00	$[ ]
Columbia	All	32.00	$[ ]	Philippines	All	3.90	$[ ]
Costa Rica	All	12.00	$[ ]	Poland	All	12.00	$[ ]
Croatia	All	28.00	$[ ]	Portugal	All	4.80	$[ ]
Cyprus*	All	12.00	$[ ]	Qatar	All	36.00	$[ ]
Czech Republic	All	9.60	$[ ]	Romania	All	28.00	$[ ]
Denmark	All	1.50	$[ ]	Russia	Equities/Bonds	30.00	$[ ]
Ecuador	All	28.00	$[ ]	Russia	MINFINs	12.00	$[ ]
Egypt	All	25.60	$[ ]	Senegal*	All	32.00	$[ ]
Estonia	All	5.60	$[ ]	Singapore	All	1.50	$[ ]
Euromarkets(3)	All	1.00	$[ ]	Slovak Republic	All	20.00	$[ ]
Finland	All	2.40	$[ ]	Slovenia	All	20.00	$[ ]
France	All	1.00	$[ ]	South Africa	All	1.50	$[ ]
Germany	All	1.00	$[ ]	South Korea	All	4.80	$[ ]
Ghana	All	20.00	$[ ]	Spain	All	1.00	$[ ]
Greece	All	7.20	$[ ]	Sri Lanka	All	12.00	$[ ]
Guinea Bissau*	All	40.00	$[ ]	Swaziland	All	24.00	$[ ]
Hong Kong	All	2.00	$[ ]	Sweden	All	1.00	$[ ]
Hungary	All	20.00	$[ ]	Switzerland	All	1.00	$[ ]
Iceland	All	12.00	$[ ]	Taiwan	All	12.00	$[ ]
India	All	8.00	$[ ]	Thailand	All	2.90	$[ ]
Indonesia	All	5.80	$[ ]	Togo*	All	32.00	$[ ]
Ireland	All	1.50	$[ ]	Trinidad & Tobago*	All	24.00	$[ ]
Israel	All	9.60	$[ ]	Tunisia	All	32.00	$[ ]
Italy	All	1.50	$[ ]	Turkey	All	9.60	$[ ]
Ivory Coast	All	32.00	$[ ]	UAE	All	36.00	$[ ]
Jamaica*	All	28.00	$[ ]	United Kingdom	All	1.00	$[ ]
Japan	All	1.00	$[ ]	Ukraine	All	19.20	$[ ]
Jordan	All	32.00	$[ ]	Uruguay	All	40.00	$[ ]
Kazakhstan	All	48.00	$[ ]	Venezuela	All	32.00	$[ ]
Kenya	All	24.00	$[ ]	Vietnam*	All	32.00	$[ ]
Latvia	Equities	12.00	$[ ]	Zambia	All	24.00	$[ ]
Latvia	Bonds	20.00	$[ ]
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

Base Fee - A monthly base charge of $[   ] per account (fund) will apply.

▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge (surcharge schedule available upon request).

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Straight Through Processing – fees waived.

Cash Transactions:
▪	3rd Party Foreign Exchange – a Foreign Exchange transaction undertaken through a 3rd party will be charged $[ ].

Tax Reclamation Services: May be subject to additional charges depending upon the service level agreed.  Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[  ] per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.